Exhibit 99.1

NGL Energy Partners LP announces combination with Mesquite

Tulsa, Okla. - May 14, 2019 - NGL Energy Partners LP (NYSE: NGL) (“NGL”) announced it has executed a definitive agreement to combine all of the assets of Mesquite Disposals Unlimited, LLC (“Mesquite”) with NGL’s Water Solutions business for approximately $890 million on a cash-free, debt-free basis. Mesquite SWD Inc. will remain the operator of the Mesquite assets led by Mesquite’s current management team. The assets consist of a fully interconnected produced water pipeline transportation and disposal system in Eddy and Lea Counties, New Mexico, and Loving County, Texas. At closing the Mesquite system will have 35 salt water disposal wells in total, representing over 1 million barrels per day of disposal capacity expected by year-end 2019. The majority of volumes on Mesquite’s system are contracted under long-term acreage dedications and minimum volume commitments. Additionally, approximately 95% of the current system volumes are delivered via pipeline. NGL expects the funding for this acquisition to be leverage-neutral and significantly accretive to distributable cash flow per unit in fiscal 2020 and beyond.

Pro Forma Northern Delaware Asset Map includes existing assets, assets under construction, pipelines and pipeline rights of way

Gaines
Eddy
Lea
Andrews
Culberson
Reeves
Loving
Winkler
Mesquite SWDs
Mesquite Pipelines
NGL SWDs
NGL Pipelines

“As we have consistently stated in the past, our water strategy is focused on consolidating, integrating and growing our position in central Reeves County, north to the Texas / New Mexico state line and throughout Lea and Eddy County. Pro forma for the Mesquite assets, NGL’s permitted disposal capacity will nearly double to over 2 million barrels per day in the Delaware Basin,” stated Mike Krimbill, NGL’s CEO. “This transaction creates the redundancy required by our producers to manage produced water by connecting a gathering system to multiple 24-inch pipelines.”

“The Mesquite acquisition makes NGL the largest water transportation and disposal company in the Delaware Basin, providing multiple transportation, disposal and recycling options to our E&P customers,” stated Doug White, NGL’s EVP Water Solutions. “The breadth and size of our system and diversity of our product offerings allows NGL to provide customized water solutions for all of our customers’ needs. NGL remains focused on delivering on its commitments to its customers through its best-in-class execution.”

“The Mesquite family is excited to work alongside NGL in this partnership,” said Clay Wilson, CEO of Mesquite. “We are thrilled to continue operating these assets and providing an enhanced suite of capabilities to our customers by taking advantage of the incredible synergies with the NGL assets and team.”

NGL will issue $100 million of its 9.00% Class B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units to owners of Mesquite, who also have an option to receive six million common units at a price of $16.00 per unit at closing. Funding of the balance of the consideration is expected to be leverage-neutral to the Partnership and not include the issuance of any additional common equity.

The transaction remains subject to satisfaction of specified closing conditions, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. NGL expects this transaction to close in July 2019.

Members of NGL’s management team are attending the 2019 MLP & Energy Infrastructure Conference from May 14 - 16, 2019 in Las Vegas, Nevada and will be discussing this transaction with investors in a series of one-on-one meetings as well as a presentation. NGL’s slide presentation referenced at the conference is available on NGL’s website at www.nglenergypartners.com on the “Presentations” sub-tab under the “Investor Relations” section.
Barclays is acting as financial advisor to NGL. Winston & Strawn LLP is acting as legal counsel to NGL.
Forward Looking Statements
Certain matters contained in this Press Release include "forward-looking statements." All statements, other than statements of historical fact, included in this Press Release may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, the risk factors discussed from time to time in each of our documents and reports filed with the SEC.
Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management's opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.
About NGL Energy Partners LP
NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with four primary businesses: Crude Oil Logistics, Water Solutions, Liquids, and Refined Products and Renewables. NGL completed its initial public offering in May 2011. For further information, visit the Partnership’s website at www.nglenergypartners.com.
NGL Energy Partners LP
Investor Relations:

Trey Karlovich, 918-481-1119
Chief Financial Officer and Executive Vice President
Trey.Karlovich@nglep.com

or

Linda Bridges, 918-481-1119
Senior Vice President - Finance and Treasurer
Linda.Bridges@nglep.com

Commercial:
Doug White, 720-213-1579
Executive Vice President - Water Solutions
Doug.White@nglep.com